Exhibit 99.1

5:01 ACQUISITION CORP.

BALANCE SHEET

	October 16, 2020	Pro Forma Adjustments		As Adjusted
		(Unaudited)		(Unaudited)
Assets:
Current assets:
Cash	$1,911,000	$2,562,730	(a)	$1,911,000
		51,260	(b)
		(51,260	)(c)
		(2,562,730	)(f)
Prepaid expenses	238,400	-		238,400
Total current assets	2,149,400	-		2,149,400
Cash held in Trust Account	80,000,000	2,562,730	(f)	82,562,730
Total Assets	$82,149,400	$2,562,730		$84,712,130

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$584,492	$-		$584,492
Accrued expenses	59,034	-		59,034
Franchise tax payable	24,707	-		24,707
Total current liabilities	668,233	-		668,233
Deferred underwriting commissions	2,800,000	89,696	(d)	2,889,696
Total Liabilities	3,468,233	89,696		3,557,929

Commitments and Contingencies
Class A common stock; 7,368,116 and 7,615,420 shares subject to possible redemption at $10.00 per share, actual and as adjusted, respectively	73,681,160	2,473,040	(e)	76,154,200

Stockholders' Equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-		-
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 991,884 and 1,005,979 shares issued and outstanding (excluding 7,368,116 and 7,615,420 shares subject to possible redemption), actual and as adjusted, respectively	99	26	(a)	100
		(25	)(e)
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,300,000 shares issued and outstanding (1)	230	-		230
Additional paid-in capital	5,032,871	2,562,704	(a)	5,032,864
		51,260	(b)
		(51,260	)(c)
		(89,696	)(d)
		(2,473,015	)(e)
Accumulated deficit	(33,193)	-		(33,193)
Total stockholders' equity	5,000,007	(6)		5,000,001
Total Liabilities and Stockholders' Equity	$82,149,400	$2,562,730		$84,712,130

(1) This number included up to 300,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On November 12, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 256,273 shares of Class A common stock; thus, only 235,932 shares of Class B common stock remain subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

NOTE 1 - CLOSING OF OVER-ALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of 5:01 Acquisition Corp.  (the “Company”) as of October 16, 2020, adjusted for the closing of the underwriter’s over-allotment option and related transactions which occurred on November 12, 2020 as described below.

The Company consummated its initial public offering (the “IPO”) of 8,000,000 shares of Class A common stock (each, a “Public Share” and collectively, the “Public Shares”) at $10.00 per share, generating gross proceeds to the Company of $80.0 million. The Company granted the underwriter in the IPO (the “Underwriter”) a 45-day option to purchase up to 1,200,000 additional shares to cover over-allotments, if any. The Underwriter partially exercised the over-allotment option and on November 12, 2020 purchased an additional 256,273 shares of Class A common stock (the “Additional Shares”), generating gross proceeds of approximately $2.6 million, and the Company incurred additional offering costs of approximately $141,000 in underwriting fees (inclusive of approximately $90,000 in deferred underwriting fees) (the “Over-Allotment”). After giving effect to the issuance of the Additional Shares, the over-allotment option remains exercisable for up to 943,727 shares of Class A common stock.

Simultaneously with the closing of the IPO on October 16, 2020, the Company completed a private placement (the “Private Placement”) of an aggregate of 360,000 shares of Class A common stock (each, a “Private Placement Share” and collectively, the “Private Placement Shares”), at a price of $10.00 per Private Placement Share to 5:01 Acquisition LLC, an entity affiliated with the Company’s directors (the “Sponsor”), generating proceeds of $3.6 million. Simultaneously with the closing of the Over-Allotment on November 12, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 5,126 Private Placement Shares by the Sponsor, generating gross proceeds to the Company of approximately $51,000.

Upon the closing of the IPO, the Over-Allotment and the Private Placement, approximately $83.0 million ($10.00 per share) of the net proceeds of the sale of the Public Shares in the Initial Public Offering and of the Private Placement Shares in the Private Placement were placed in a  trust account (“Trust Account”) located in the United States, and invested only in U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and which invest solely in U.S. Treasuries, as determined by the Company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account.

In addition, the Sponsor agreed to forfeit up to 300,000 Class B common stock, par value $0.0001 (the “Founder Shares”) to the extent that the over-allotment option is not exercised in full by the underwriters. The underwriters partially exercised their over-allotment option on November 12, 2020; thus, only 235,932 shares of Class B common stock remain subject to forfeiture.

Pro forma adjustments to reflect the exercise of the underwriters’ over-allotment option and the sale of the Private Placement Shares described above are as follows:

	Pro Forma Entries	Debit	Credit
(a)	Cash	$2,562,730
	Class A common stock		$26
	Additional paid-in capital		$2,562,704
	To record sale of 256,273 Additional Shares at $10.00 per share

(b)	Cash	$51,260
	Additional paid-in capital		$51,260
	To record sale of 5,126 Private Placement Shares at $10.00 per share

(c)	Additional paid-in capital	$51,260
	Cash		$51,260
	To record payment of 2% of cash underwriting fee on overallotment option

(d)	Additional paid-in capital	$89,696
	Deferred underwriting commissions		$89,696
	To record additional deferred underwriting fee on overallotment option

(e)	Class A common stock	$25
	Additional paid-in capital	$2,473,015
	Class A common stock subject to possible redemption		$2,473,040
	To reclassify Class A common stock out of permanent equity into mezzanine redeemable stock

(f)	Cash	$2,562,730
	Trust account		$2,562,730
	To transfer $10.00 per Additional Shares to Trust Account